Exhibit 10.2

RESOLUTION OF THE SHAREHOLDERS

OF

CANNABICS PHARMACEUTICALS INC.

The following is a true copy of the resolution duly adopted by the Board of the Majority Shareholder of the Corporation at a special meeting, notice to this meeting having been waived, held this 2nd day of September, 2020;

WHEREAS there has been presented to and considered by this meeting a Motion from the Board of Directors to remove a Board Member at this time;

NOW THEREFORE BE IT RESOLVED that Cannabics Inc., the majority shareholder of the Company, has considered the Board’s decision and has overwhelmingly decided and RESOLVED:

That Itamar Borochov is hereby removed as Director and Chairman, effective immediately.

Said Motion is hereby passed and the corporate books, records and the Company shall file this Resolution in the corporate records.

Dated: 2nd September, 2020

/s/ Eyal Barad

Eyal Barad

/s/ Gabriel Yariv

Gabriel Yariv

on behalf of Cannabics, Inc., Majority Shareholders